As filed with the Securities and Exchange Commission on January 25, 2010
Registration No. 333-164275

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 3 to
Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Duoyuan Global Water Inc.
(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant’s Name Into English)

British Virgin Islands (State or Other Jurisdiction of Incorporation Or organization)	3550 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification No.)

Duoyuan Global Water Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing 102600, People’s Republic of China
Tel: +8610-6021-2222
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
Tel: (212) 894-8641
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Simon Luk, Esq. David A. Sakowitz, Esq. Winston & Strawn LLP 200 Park Avenue New York, New York 10166 Tel: +1-212-294-6700	Kurt J. Berney, Esq. O’Melveny & Myers LLP Plaza 66, 37th Floor 1266 Nanjing Road West Shanghai 200040 People’s Republic of China Tel: +8621-2307-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment is to file three exhibits to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. The Prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the Fourth Amended and Restated Memorandum and Articles of Association of Duoyuan Global Water Inc., or the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Pursuant to indemnification agreements, the form of which is incorporated by reference as Exhibit 10.2 to this registration statement, the Registrant will agree to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities

The information below sets forth the date of issuance, title, amount and purchasers of, and consideration paid for, the Registrant’s securities sold within the last three years that were not registered under the Securities Act. All such securities were issued outside the United States pursuant to Regulation S of the Securities Act or inside the United States in transactions exempt from the registration requirements of the Securities Act. The information shown gives effect to the 3-for-1 share split implemented by the Registrant on June 2, 2009.

		Number of
Date of Sale or Issuance	Title	Securities	Consideration	Purchaser

July 5, 2007	Ordinary Shares	30,000	$1.00	Duoyuan Investments Limited
December 11, 2007	Ordinary Shares	29,970,000	$999.00	Duoyuan Investments Limited
June 29, 2009	Ordinary Shares	1,052,631	Services	Employees, including members of executive management, but excluding the chief executive officer and chief financial officer, pursuant to 2008 Omnibus Incentive Plan

Item 8.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits to this registration statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated by reference.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated and combined and consolidated financials statements or the notes thereto.

Item 9.	Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China, on this 25th day of January, 2010.

DUOYUAN GLOBAL WATER INC.

/s/  Wenhua Guo
Wenhua Guo
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Wenhua Guo Wenhua Guo		Director and Chief Executive Officer (Principal Executive Officer)	January 25, 2010

/s/ Stephen C. Park Stephen C. Park		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 25, 2010

* Ping Wei		Director	January 25, 2010

* Joan M. Larrea		Director	January 25, 2010

* Charles V. Firlotte		Director	January 25, 2010

* Yuefeng Yu		Director	January 25, 2010

*By:	/s/ Wenhua Guo Wenhua Guo as Attorney-in-fact

/s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director Puglisi & Associates		Authorized Representative in the United States	January 25, 2010

EXHIBIT INDEX

Exhibit
Number		Description

1.1		Form of Underwriting Agreement between Duoyuan Global Water Inc., or the Company, and the underwriters named therein
*3	.1	Fourth Amended and Restated Memorandum of Association of the Company
*3	.2	Fourth Amended and Restated Articles of Association of the Company
*4	.1	Form of Deposit Agreement among the Company, depositary and holders of the American Depositary Receipts
*4	.2	Form of Certificate representing the Ordinary Shares, par value $0.000033 per share, of the Company
*4	.3	Form of American Depositary Receipt (included in Exhibit 4.1)
*4	.4	Investors’ Rights Agreement among the Company and other parties thereto dated February 5, 2008
*4	.5	Acknowledgement, Amendment and waiver among the Company and other parties thereto dated June 1, 2009
***5	.1	Opinion of Maples and Calder regarding the validity of the ordinary shares to be registered
8.1		Opinion of Winston & Strawn LLP regarding certain U.S. tax matters
*10	.1	Duoyuan Global Water Inc. 2008 Omnibus Incentive Plan
*10	.2	Form of Indemnification Agreement between the Company and its officers and directors
*10	.3	Form of Employment Agreement between the Company and Executive Officer
*10	.4	English Translation of Trademark Transfer Agreement (“Duoyuan” Trademarks) between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Investments Limited dated December 1, 2007
*10	.5	English Translation of Trademark Transfer Agreement (Pattern Trademarks) between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Investments Limited dated December 1, 2007
*10	.6	English Translation of Trademark Transfer Agreement (“MHW” Trademark) between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Investments Limited dated December 1, 2007
*10	.7	English Translation of Trademark Transfer Agreement (“Duoyuan” Trademarks) between Duoyuan Clean Water Technology Industries (China) Co., Ltd. and Duoyuan Investments Limited dated December 1, 2007
*10	.8	License Agreement, dated as of September 17, 2008, by and between Duoyuan Investments Ltd. and the Company
*10	.9	License Agreement, dated as of May 27, 2009, by and between Duoyuan Investments Ltd. and the Company
10.10		Amendment Agreement, dated as of January 21, 2010, by and between Duoyuan Investments Ltd. and the Company
***21	.1	List of the Company’s subsidiaries
***23	.1	Consent of Grant Thornton, Independent Registered Public Accounting Firm
***23	.2	Consent of Maples and Calder (included in Exhibit 5.1)
23.3		Consent of Winston & Strawn LLP (included in Exhibit 8.1)
***23	.4	Consent of Commerce & Finance Law Offices
***24	.1	Power of Attorney (included on signature page to this registration statement initially filed on January 8, 2010)

*	Incorporated by reference to the Company’s Registration Statement on Form F-1 (File No. 333-159651)

**	To be filed by amendment

***	Previously filed

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